EXHIBIT 99.1
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             ACCESSITY CORP. REPORTS IMPROVEMENTS IN SECOND QUARTER

            DIVERSIFICATION STRATEGY BEGINNING TO SHOW POSITIVE TREND

CORAL SPRINGS, FL -- (MARKET WIRE) -- 08/15/2003 -- Accessity Corp. (NASDAQ:
ACTY) reported today that its net loss for 2003's second quarter began its anticipated decline, as the Company continued its diversification away from its traditional automotive-related businesses, and continued to reduce its related operating costs. The cost reductions were not in effect for the entire quarter and should be more apparent in the third quarter. In addition, the Company's medical subrogation unit, Sentaur, had its first full quarter of revenues, which are expected to continue to increase in the third quarter as well.

The Company recorded a net loss of $428,000, or $.04 per basic and diluted share, for the quarter ended June 30, 2003, versus a net loss of $455,000, or $.04 per basic and diluted share, in the second quarter of 2002. The net loss for the current quarter was also lower than the first quarter loss of $493,000, an improvement of $65,000, or approximately 13%.

Revenues for the quarter were $112,000, compared with $613,000 in the 2002 quarter. The drop reflected the transfer of Accessity's Internet-based CRM business with automobile insurers to a strategic partnership operated by ClaimsNet, Inc. in January 2003, as well as accounting for the ADS automotive unit, now in the process of being sold, as discontinued operations and were not counted as part of the reported revenue figures.

The revenue derived from Sentaur, the Company's recently launched medical subrogation business, of $63,000 for the 2003 quarter was based on collections of $188,000 on behalf of its clients. This was its first full quarter of billing and collecting. The bulk of Sentaur's revenue occurred during the month of June 2003. The Company expects that Sentaur's revenues will continue to increase monthly and expects it to be profitable for the third quarter. Sentaur's revenues increased again in the month of July, demonstrating its trend of growth is continuing. Sentaur helps hospitals by uncovering instances where health insurers or preferred provider organizations (PPO) took discounts to which they were not entitled in reimbursing the hospitals for treating insured patients.

"We are encouraged by the trends evident in the latest quarter," said Barry Siegel, Chairman and CEO of Accessity. "While transitions are rarely easy or without turmoil, our efforts to exit the automotive businesses are nearly complete and our medical business is beginning to show very positive results. All of Sentaur's revenues in the recent quarter came from only our first two hospital clients. We now have four additional hospital contracts, for a total of six, and have begun the subrogation recovery process at two more of those four. We will continue to ramp up our work force as quickly as possible. The demand for Sentaur's product appears to be increasing as we extend our market awareness. We are also continuing to explore acquisitions which will complement our new strategy and expand our business lines."

Siegel also added: "In keeping my promise to shareholders, I have personally spent every dollar of my salary since announcing I would do so to exercise my stock options which are increasing
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my holdings in the Company, demonstrating my level of confidence in our plan and helping to keep the Company's cash position strong."

For the six months ended June 30, 2003, Accessity recorded a net loss of $1,110,000 from continuing operations, versus a net loss from continuing operations of $816,000 for the comparable period of 2002. The earlier period's results reflected an income tax benefit of $701,000.

Siegel noted that the Company is in a strong position financially, with no debt and reduced operating expenses. Current assets total $5,333,000, including $4,990,000 in cash or liquid investments.

This announcement contains "forward-looking statements." Words "anticipate," "believe," "estimate," "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.


Contact: Charles R. Holcomb
Phone: 954-752-6161 ext. 241
URL: http://www.AccessityCorp.com
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